EXHIBIT 10.6

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 9, 2011 (the “Effective Date”) is between (a) SILICON VALLEY BANK, a California corporation (“Bank”), (b) PLUG POWER INC., a Delaware corporation (“Borrower”), and provides the terms on which Bank shall lend to Borrower, and Borrower shall repay Bank.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the foregoing, all financial calculations (whether for pricing covenants, or otherwise) shall be made with regard to Borrower only and not on a consolidated basis.  The term “financial statements” includes the notes and schedules.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2              LOAN AND TERMS OF PAYMENT

2.1          Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges as and when due in accordance with this Agreement.

2.1.1       Financing of Accounts

(a)           Availability.  Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts and Inventory Placeholder Invoices.  Bank may, in its good faith business discretion, finance such Eligible Accounts and Inventory Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account or Inventory Placeholder Invoice (the “Advance”), as applicable.   Bank may, in its sole discretion, after consultation with Borrower, change the percentage of the Advance Rate for a particular Eligible Account and/or Inventory Placeholder Invoice on a case by case basis upon notice thereof to Borrower.  When Bank makes an Advance, the Eligible Account or Inventory Placeholder Invoice each become a separate “Financed Receivable.”

(b)           Maximum Advances; Sublimit.

                (i)            In addition and notwithstanding the foregoing: (i) the aggregate amount of (1) Advances outstanding hereunder, plus (2) the Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) issued pursuant to Section 2.1.2, plus (3) the portion of the FX Reduction Amount based on FX Forward Contracts, plus (4) the sum of amounts utilized for Cash Management Services pursuant to Section 2.1.4, may not exceed Seven Million Dollars ($7,000,000.00) and (ii) the aggregate amount of Advances based on Inventory Placeholder Invoices outstanding at any time may not exceed the Inventory Placeholder Availability Amount.

                (ii)           The sum of (A) the aggregate amount of the Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) issued pursuant to Section 2.1.2, plus (B) the FX Reduction Amount, plus (C) the sum of amounts utilized for Cash Management Services pursuant to Section 2.1.4, may not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate at any time.

                (iii)          If, at any time, amounts outstanding exceed the amounts set forth in this Section 2.1.1(b), Borrower shall immediately pay to Bank in cash such excess amount, and Borrower hereby irrevocably authorizes Bank to debit any of its accounts maintained with Bank or any of Bank’s Affiliates (other than accounts designated solely for, and used exclusively for, payroll) in connection therewith.

(c)           Borrowing Procedure.  Borrower will deliver an Invoice Transmittal for each Eligible Account and/or Inventory Placeholder Invoice it offers.  Bank may rely on information set forth in or provided with the Invoice Transmittal.  In addition, upon Bank’s reasonable request, Borrower shall deliver to Bank any contracts, purchase orders, or other underlying supporting documentation with respect to such Eligible Account or Inventory Placeholder Invoice.

(d)           Credit Quality; Confirmations.  Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder to approve any such Account Debtor’s credit before agreeing to finance such Account.  Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Sections 5.3 and/or 5.4 of this Agreement) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion; provided, however, that while no Event of Default has occurred and is continuing, Bank will notify Borrower prior to making any direct contact with Account Debtors.

(e)           Accounts Notification/Collection.  Bank may notify any Account Debtor of Bank’s security interest in the Borrower’s Accounts and verify and/or collect them; provided, however, that while no Event of Default has occurred and is continuing, Bank will notify Borrower prior to making any direct contact with Account Debtors.

(f)            Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, effective immediately upon delivery of written notice to Borrower.  If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non refundable termination fee in an amount equal to Seventy Thousand Dollars ($70,000.00) (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank hereby waives the Early Termination Fee if Bank closes on the refinance and re-documentation of this Agreement under any division of Bank (which refinance or re-documentation shall be in its sole and exclusive discretion) prior to the Maturity Date.

(g)           Maturity.  This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable in full on the Maturity Date.

(h)           Suspension of Advances.  Borrower’s ability to request that Bank make Credit Extensions hereunder will terminate if, in Bank’s good faith business discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations when due, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

2.1.2       Letters of Credit.

(a)           Upon Borrower’s request, Bank may, in its good faith business discretion, issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account.  The aggregate Dollar Equivalent amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letters of Credit Reserve) may not exceed the amounts set forth in Section 2.1.1(b) above.  Any such aggregate amounts utilized hereunder, to the extent not cash secured as set forth herein, shall reduce the amount otherwise available for Credit Extensions hereunder.  At any time when Borrower’s unrestricted cash maintained with Bank is less than Five Million Dollars ($5,000,000.00), Borrower shall provide to Bank cash collateral in an amount equal to (i) with respect to outstanding Letters of Credit denominated in Dollars, one hundred and five percent (105.0%), and (ii) with respect to outstanding Letters of Credit denominated in a currency other than Dollars, one hundred ten percent (110.0%), of the Dollar Equivalent amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letters of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except for errors or mistakes directly resulting from Bank’s gross negligence or willful misconduct.

(b)           The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)           Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letters of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)           To guard against fluctuations in currency exchange rates, upon the issuance of any Letters of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) in an amount equal to ten percent (10.0%) of the Dollar Equivalent amount of such Letters of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.

(e)           Borrower shall pay Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank.

2.1.3       Foreign Exchange Sublimit.  Upon Borrower’s request, Bank may, in its good faith business discretion, permit Borrower to use a portion of its availability hereunder (which amount is set forth in Section 2.1.1(b)) to enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of each outstanding FX Forward Contract.  If the FX Forward Contracts are not cash secured as contemplated herein, the amount otherwise available for Credit Extensions hereunder shall be reduced by an amount equal to ten percent (10.0%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances and will accrue interest at the interest rate applicable to Advances.  At any time when Borrower’s unrestricted cash maintained with Bank is less than Five Million Dollars ($5,000,000.00), Borrower shall provide to Bank cash collateral in an amount consistent with Bank’s current foreign exchange contracts policies to secure all of the Obligations relating to all outstanding FX Forward Contracts.

2.1.4       Cash Management Services Sublimit.  Upon Borrower’s request, Bank may, in its good faith business discretion, permit Borrower to use a portion of its availability hereunder (which amount is set forth in Section 2.1.1(b)) for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrower for any Cash Management Services, to the extent not cash secured as contemplated herein, shall reduce the amount otherwise available for Credit Extensions hereunder.  At any time when Borrower’s unrestricted cash maintained with Bank is less than Five Million Dollars ($5,000,000.00), Borrower shall provide to Bank cash collateral in an amount consistent with Bank’s current cash management services policies to secure all of the Obligations relating to all outstanding Cash Management Services.

2.2          Collections, Finance Charges, Remittances and Fees.   The Obligations shall be subject to the following fees and Finance Charges.  Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest at the then highest rate applicable to the Obligations.

2.3          Collections. Collections on Financed Receivables based upon Eligible Accounts will be credited to the Financed Receivable Balance for such Financed Receivable, but if an Event of Default has occurred and is continuing, Bank may apply Collections to the Obligations in any order it chooses.   If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.8 of this Agreement.

2.4          Facility Fee. A fully earned, non‑refundable facility fee of Fifty Two Thousand Two Hundred Fifty Dollars ($52,250.00) is due upon the Effective Date (the “Facility Fee”).

2.5          Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations (a) with respect to Eligible Accounts, three (3) Business Days after receipt of the Collections and (b) with respect to Inventory Placeholder Invoices, on the day of receipt of the Collections. Borrower will pay a finance charge (the “Finance Charge”) on the Financed Receivable Balance or Inventory Account Balance (as applicable) which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by (a) with respect to Financed Receivables based on Eligible Accounts, the outstanding Financed Receivable Balance of such Financed Receivable and (b) with respect to Financed Receivables based on Inventory Placeholder Invoices, the Inventory Account Balance. Except as set forth in Section 2.11.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is due and payable in accordance with Section 2.11 of this Agreement.  Upon the occurrence and during the continuance of an Event of Default, the Applicable Rate will increase an additional three percent (3.0%) per annum. In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges earned by Bank in such Reconciliation Period.   Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.

2.6          Accounting.  After each Reconciliation Period, Bank will provide Borrower with an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges and the Facility Fee.  If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate.  All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.7          Deductions.  Bank may deduct fees, Bank Expenses, Finance Charges, Advances which become due pursuant to Section 2.11 of this Agreement, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.8          Lockbox; Account Collection Services

(a)           Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account of Borrower established with Bank or to remit payments with respect to the Accounts to a cash collections account of Borrower established with Bank (collectively, the “Lockbox”).  It will be considered an immediate Event of Default if the Lockbox is not established and operational on the Effective Date and at all times thereafter.

(b)           Upon receipt by Borrower of any proceeds of Accounts, Borrower shall immediately transfer and deliver the same to Bank, along with a detailed cash receipts journal.

(c)           Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within one (1) Business Day of receipt of any proceeds of the Accounts by Bank (whether received by Bank in the Lockbox, directly from Borrower, or otherwise), Bank will turn over to Borrower such proceeds other than (i) Collections applied by Bank pursuant to Section 2.3 of this Agreement, and (ii) such proceeds which shall be used by Bank to repay any other amounts due to Bank, such as the Finance Charge, the Facility Fee and Bank Expenses; provided, however, Bank may hold any proceeds of the Accounts (whether received by Bank in the Lockbox, directly from Borrower, or otherwise and whether or not in respect of Financed Receivables) as a reserve until the end of the applicable Reconciliation Period if Bank, in its reasonable discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account and/or Inventory Placeholder Invoice at any time prior to the end of the subject Reconciliation Period.

(d)           This Section 2.8 does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts and the proceeds thereof are Collateral, and if an Event of Default occurs and is continuing, Bank may, without notice, apply the proceeds of such Accounts to the Obligations.

2.9          Bank Expenses.  Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.10        Good Faith Deposit.  Borrower has paid to Bank a deposit of Fifteen Thousand Dollars ($15,000.00) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process.  Any portion of the Good Faith Deposit not utilized to pay Bank Expenses will be applied to the Facility Fee.

2.11        Repayment of Obligations; Adjustments

2.11.1     Repayment.

(a)           With respect to Advances based on Eligible Accounts, Borrower will repay each such Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable otherwise remains an Eligible Account), (iv) the date on which there is a breach of any representation or warranty in Section 5.3 of this Agreement or of any covenant in the Loan Documents with respect to such Financed Receivable, (v) as required pursuant to Section 2.1.1(b), or (vi) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.

(b)           With respect to Advances based upon Inventory Placeholder Invoices:

(i)            Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges on the Advances made based upon Inventory Placeholder Invoices; and

(ii)           Borrower will pay the principal amount of the Advances made based upon an Inventory Placeholder Invoice on the earliest of:  (A) the date on which the aggregate amount of such Advances exceeds the Inventory Placeholder Availability Amount (but only up to the amount exceeding the Inventory Placeholder Availability Amount) or (B) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.

                (c)           Borrower may prepay all or any portion of any Advance at any time without premium or penalty; provided, however, that Borrower shall pay the Early Termination Fee as set forth in Section 2.1.1(f) if such prepayment is in connection with the early termination of this Agreement pursuant to Section 2.1.1(f) hereof.

2.11.2     Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands in writing (or, upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank) repay all of the Obligations.  Such demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, the Early Termination Fee, Bank Expenses and any other Obligations.

2.11.3     Debit of Accounts.   Bank may debit any of Borrower’s deposit accounts (other than accounts designated solely for, and used exclusively for, payroll) for payments or any amounts Borrower owes Bank hereunder.  These debits shall not constitute a set-off.

2.12        Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successor and assigns, to: (a) following the occurrence and during the continuance of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether an Event of Default has occurred and is continuing, (i) notify all Account Debtors to pay Bank directly; provided, however, prior to the occurrence and continuance of an Event of Default, Bank will notify Borrower prior to making any direct contact with an Account Debtor of Borrower; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect or  preserve, Bank’s rights and remedies under the Loan Documents, as directed by Bank.

3              CONDITIONS OF LOANS

3.1          Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)             the Loan Documents;

(b)             Operating Documents of Borrower

(c)             the SVB Control Agreement and any other Control Agreement(s) required by Bank;

(d)             a long form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)             completed and executed Borrowing Resolutions for Borrower;

(f)              certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g)             the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(h)             a legal opinion from counsel to Borrower (authority/enforceability), in form and substance acceptable to Bank;

(i)              evidence satisfactory to Bank that the insurance policies required by Section 6.4 of this Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (including certificates on Acord 25 and Acord 28 forms and endorsements to the policies reflecting the same);

(j)            payment of the fees and Bank Expenses then due as specified in Section 2.9 of this Agreement; and

(k)           Certificates of Good Standing/Foreign Qualification (New York, and others, as applicable) for Borrower.

3.2          Conditions Precedent to all Credit Extensions.  Bank’s agreement to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)           receipt of the Invoice Transmittal and the documents required by Section 2.1.1(c) of this Agreement and, with respect to Advances based upon Inventory Placeholder Invoices, the inventory report as required by Section 6.2(f);

(b)           Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(d) of this Agreement;

(c)           each of the representations and warranties in Sections 5.3 and 5.4 of this Agreement shall be true, accurate, and correct on the date of the Invoice Transmittal and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Sections 5.3 and 5.4 of this Agreement remain true, accurate, and correct; and

                (d)           each of the representations and warranties in this Agreement (other than those in Sections 5.3 and 5.4) shall be true, accurate, and correct in all material respects on the date of the Invoice Transmittal and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement (other than those in Sections 5.3 and 5.4) are true, accurate, and correct in all material respects as of such date.

3.3          Covenant to Deliver.  Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4              CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens that are permitted to have priority over Bank’s Liens hereunder.  If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as this Agreement has been terminated, Bank promptly shall, at Borrower’s sole cost and expense, execute and deliver to Borrower appropriate documentation releasing its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2          Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, except as permitted by this Agreement, shall be deemed to violate the rights of Bank under the Code.  Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion; provided, however that such financing statements expressly exclude the real property located at 968 Albany Shaker Road, Latham, New York 12110.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1          Due Organization and Authorization.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled Perfection Certificate (the “Perfection Certificate”).  Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification/corporation number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational/corporation number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2          Collateral.  Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors. All Inventory is in all material respects of good and marketable quality, free from material defects.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral valued in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate (for all locations) are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.  Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3          Financed Receivables.  Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Inventory Placeholder Invoices):

(a)           Such Financed Receivable is an Eligible Account;

(b)           Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)           The correct amount is on the Invoice Transmittal and is not disputed;

(d)           Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

(e)           Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)            There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)           Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)           Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)            Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j)            No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading in light of the circumstances in which they were made.

5.4          Representations regarding Inventory Placeholder Invoices.  With respect to Inventory Placeholder Invoices, Borrower represents and warrants that all of Borrower’s Inventory which is the subject of any Inventory Placeholder Invoice is and will continue to be Eligible Inventory.

5.5          Litigation.  There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.6          No Material Deviation in Financial Statements and Deterioration in Financial Condition.  All consolidated financial statements for Borrower and its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.7          Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.8          Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.9          Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10        Tax Returns and Payments; Pension Contributions.  Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.11        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Bank that any projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1          Government Compliance

(a)           Except as otherwise permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2          Financial Statements, Reports, Certificates

(a)           Deliver to Bank:  (i) as soon as available, but no later than thirty (30) days after the last day of each Reconciliation Period, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated and consolidating operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five (5) days of filing (and in  any case, at least quarterly for a 10-Q and annually for a 10-K), copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8‑K filed with the SEC; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; (v) as soon as available, but no later than forty-five (45) days after the last day of Borrower’s fiscal year, and contemporaneously with any updates thereto, annual financial projections for the following fiscal year approved by Borrower’s Board of Directors and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

 (b)          Within thirty (30) days after the last day of each Reconciliation Period, deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c)           Allow Bank to inspect the Collateral and audit and copy Borrower’s Books, including, but not limited to, Borrower’s Accounts, upon reasonable notice to Borrower. The foregoing inspections and audits shall be at Borrower’s expense. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of Eight Hundred Fifty Dollars ($850.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Borrower hereby acknowledges that the first such audit will be conducted within sixty (60) days after the Effective Date. After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral at Borrower’s expense, including, but not limited to, Borrower’s Accounts as frequently as Bank deems necessary at Borrower’s expense and at Bank’s sole and exclusive discretion, without notification to and authorization from Borrower.

(d)           Upon Bank’s reasonable request, provide a written report on any Financed Receivable, where payment of such Financed Receivable does not occur by its due date and include the reasons for the delay.

(e)           Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a listing of accounts receivable and listing of accounts payable, each aged by invoice date, in form and detail reasonably acceptable to Bank.

(f)            Provide Bank with, as soon as available, but not later than thirty (30) days following each Reconciliation Period, and contemporaneously with each request for an Advance based upon an Inventory Placeholder Invoice, Inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP), together with such other Inventory reports as are reasonably requested by Bank, in form and detail acceptable to Bank.

(g)           Provide Bank prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property.

6.3          Taxes.  Make, and cause each Subsidiary to make, timely payment of all foreign, federal, state and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4          Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest subject only to Permitted Liens and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Bank, be payable to Bank on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5          Accounts

(a)           To permit Bank to monitor Borrower’s financial performance and condition, maintain all of Borrower’s and its domestic Subsidiaries’ depository and operating accounts and securities/investment accounts with Bank and Bank’s Affiliates; provided, however, that Borrower shall have ninety (90) days from the Effective Date to close its existing accounts with KeyBank (the “Permitted Accounts”) and transfer all funds held therein to an account maintained with Bank.

(b)           For any Collateral Account that Bank in its sole discretion permits Borrower to maintain, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such and (ii) the Permitted Accounts up until the date that is ninety (90) days from the Effective Date.

6.6          Inventory; Returns; Notices of Adjustments.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices (including the issuance of credit and/or debit memoranda) as they exist at the Effective Date.  If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment in excess of One Hundred Thousand Dollars ($100,000.00), Borrower issues a credit memorandum in an amount in excess of One Hundred Thousand Dollars ($100,000.00), or any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, Borrower will promptly advise Bank.

6.7          Financial Covenant – Adjusted Quick Ratio.  Maintain at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least 1.50 to 1.0.

6.8          Protection and Registration of Intellectual Property Rights

(a)                 (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)           If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)           Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9          Litigation Cooperation.  From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.11        Post-Closing Matters.  Deliver to Bank, within ninety (90) days after the Effective Date:

(a)           UCC Termination.  An acknowledgment copy of a UCC financing statement amendment (acknowledged by the Delaware Department of State ) that serves to terminate UCC financing statement #20092811807 (as filed with the Delaware Department of State on September 1, 2009), which amendment lists KeyBank National Association as the party authorizing the filing of such amendment; and

(b)           Letter of Credit.  Evidence that Borrower’s existing letter of credit (issued by KeyBank National Association) has been terminated and that any Liens on property of Borrower serving as collateral security for such letter of credit have been released.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1          Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment; (c) subleases of real property in the ordinary course of business; (d) of Borrower’s real property located at 968 Albany Shaker Road, Latham, New York 12110; and (e) in connection with Permitted Liens and Permitted Investments.

7.2          Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) suffer the resignation or departure of any Key Person and not hire a replacement reasonably acceptable to Bank for such Key Person within ninety (90) days of such Key Person’s resignation or departure; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least fifteen (15) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than Twenty Five Thousand Dollars ($25,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization, or (6) deliver any portion of the Collateral to a bailee, unless (i) after delivery of such Collateral all bailee locations in the aggregate would contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in Borrower’s assets or property and (ii) Bank and such bailee are parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral.

Borrower hereby agrees upon Borrower adding any new office or business location, including any warehouse, Borrower will cause its landlord to enter into a landlord consent in favor of Bank prior to such new office or business location containing Twenty Five Thousand Dollars ($25,000.00) of Collateral.

Borrower hereby agrees that prior to Borrower delivering any Collateral to a bailee, Borrower shall cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into Borrower or into another Subsidiary (provided, however, if the applicable Subsidiary is a Borrower hereunder it may not merge into a Subsidiary that is not a Borrower hereunder without Bank’s prior written consent).

7.4          Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein.

7.6          Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.5 of this Agreement.

7.7          Distributions; Investments.  (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment on account of capital stock or redeem, retire or purchase any capital stock, provided that Borrower may (i) pay dividends solely in common stock, (ii) repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided such repurchases do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year and (iii) make distributions to Plug Power Canada Inc. to pay any amounts owing as a result of the litigation regarding the property located at 13120 Vanier Place, Richmond, British Columbia, V6V 2A2, including, but not limited to, any settlement amount, attorneys fees and expenses and any other costs, fees and expenses, in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00).

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Section 7.2 hereof.

7.9          Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount owed by Borrower thereof, shorten the maturity thereof, increase the rate of interest applicable thereto or adversely affect the subordination thereof to Obligations owed to Bank.

7.10        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1          Payment Default.  Borrower fails to pay any of the Obligations when due;

8.2          Covenant Default.  Borrower fails or neglects to perform any obligation in Section 2.8 or Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this Section 8.2 shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;

8.3          Material Adverse Change.  A Material Adverse Change occurs;

8.4          Attachment; Levy; Restraint on Business

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5          Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6          Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000.00); or (b) any default by Borrower or Guarantor, the result of which could result in a Material Adverse Change to Borrower’s or any Guarantor’s business;

8.7          Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000.00) (not covered by independent third-party insurance as to which liability has not been rejected in writing by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8          Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later  in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9          Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10        Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor; (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11        Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9              BANK’S RIGHTS AND REMEDIES

9.1          Rights and Remedies.  When an Event of Default occurs and continues beyond any applicable grace period Bank may, without notice or demand, do any or all of the following to the extent not prohibited by applicable law:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposit cash with Bank in an amount equal to (i) one hundred five percent (105.0%) of the aggregate face amount of all such Letters of Credit denominated in Dollars, and (ii) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all such Letters of Credit denominated in a Foreign Currency, remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           terminate any FX Forward Contracts;

(e)           settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)            make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates that is reasonably convenient to Bank and Borrower.  Bank may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Bank’s rights or remedies;

(g)           apply to the Obligations then due any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)            place a “hold” on any account maintained with Bank (other than accounts designated solely for, and used exclusively for, payroll) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)            demand and receive possession of Borrower’s Books; and

(k)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2          Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3          Bank’s Liability for Collateral.  So long as Bank complies with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4          No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5          Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10           NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Plug Power Inc. 968 Albany Shaker Road Latham, New York 12110 Attn: Gerry Conway Fax: (518) 782-7884 Email: Gerard_Conway@plugpower.com

with a copy to:	Goodwin Procter LLP 620 Eighth Avenue The New York Times Building New York, New York 10018 Attn: Jennifer K. Bralower Fax: (212) 355-3333 Email: jbralower@goodwinprocter.com

If to Bank:	Silicon Valley Bank 535 Fifth Avenue 27th Floor New York, NY 10017 Attn: Mr. Michael McMahon Fax: (212) 688-5994 Email: MMcMahon@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esquire Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

11           CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

New York law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided to Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12           GENERAL PROVISIONS

12.1        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2        Indemnification.  Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3        Right of Set-Off.   Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10      Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this Section 12.10 or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11      Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12        Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13        Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14        Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15        Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13           DEFINITIONS

13.1        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities.

“Adjustments” are all discounts allowances, returns, recoveries, disputes, claims of any kind (including, without limitation, counterclaims or warranty claims), offsets, defenses, rights of recoupment, rights of return, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1 of this Agreement.

“Advance Rate” is (a) with respect to requests for Advances based upon Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue and deposits, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement and (b) with respect to requests for Advances based upon Inventory Placeholder Invoices, twenty-five percent (25.0%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue and deposits, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Rate” is (a) with respect to Financed Receivables based upon specific Eligible Accounts, a floating per annum rate equal to the Prime Rate plus three percent (3.0%), provided, however, for any Subject Month (as of the first calendar day of such Reconciliation Period), to the extent that Borrower maintained an Adjusted Quick Ratio of at least 2.0 to 1.0 at all times during the applicable Testing Month, the Applicable Rate shall be a floating per annum rate equal to the Prime Rate plus one and one half of one percent (1.50%) and (b) with respect to Financed Receivables based upon Inventory Placeholder Invoices, a floating per annum rate equal to the Prime Rate plus five and one quarter of one percent (5.25%), provided, however, for any Subject Month (as of the first calendar day of such Reconciliation Period), to the extent that Borrower maintained an Adjusted Quick Ratio of at least 2.0 to 1.0 at all times during the applicable Testing Month, the Applicable Rate shall be a floating per annum rate equal to the Prime Rate plus three and one quarter of one percent (3.25%).

“Bank” is defined in the preamble of this Agreement.

“Bank Entities” is defined in Section 12.10.

“Bank Expenses” are all audit fees and expenses and other out-of-pocket costs and expenses (including reasonable documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Claims” is defined in Section 12.2 of this Agreement.

“Code” is with respect to Borrower or any tangible assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

 “Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

 “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year, but in any event excluding any Deferred Revenue.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Early Termination Fee” is defined in Section 2.1.1(f) of this Agreement.

 “Effective Date” is defined in the preamble hereof.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3 of this Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)           Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)           Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)           Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(d)           Accounts billed and/or payable outside of the United States unless otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(e)           Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(f)            Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g)           Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(h)           Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(i)            Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(j)            Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(k)           Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(l)            Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its good faith business discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(m)          Accounts for which the Account Debtor has not been invoiced;

(n)           Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(o)           Accounts subject to chargebacks or other payment deductions taken by an Account Debtor;

(p)           Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(q)           Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(r)            Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); and

(s)            Accounts for which Bank in its good faith business judgment determines collection to be doubtful after consultation with Borrower, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Inventory” means, at any time, the aggregate of Borrower’s Inventory that: (a) consists of raw materials or finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) is not subject to an invoice issued by Borrower in respect of any purchase order, (c) meets all applicable governmental standards; (d)  has been manufactured in compliance with the Fair Labor Standards Act; (e) Borrower has acquired title to and for which Borrower is the sole owner; (f) is not subject to any Liens, except the first priority Liens in favor of Bank under this Agreement or any of the other Loan Documents or Permitted Liens that are permitted to have priority over Bank’s Liens hereunder; (g) is located at a property owned by Borrower or for which Bank has obtained a fully-executed lien release and access agreement satisfactory to Bank in its sole discretion; and (h) meets all Borrower’s representations and warranties in Section 5.4 of this Agreement and (i) is acceptable to Bank in Bank’s good faith business discretion.

 “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 8 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Facility Fee” is defined in Section 2.4 of this Agreement.

“Finance Charges” is defined in Section 2.5 of this Agreement.

“Financed Receivables” are all those Eligible  Accounts and Inventory Placeholder Invoices, including their proceeds which Bank finances and makes an Advance in respect thereof, as set forth in Section 2.1.1 of this Agreement.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Foreign Currency” means lawful money of a country other than the United States.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

 “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Good Faith Deposit” is defined in Section 2.10 of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state, or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person that becomes a guarantor of the Obligations after the Effective Date.

 “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)              its Copyrights, Trademarks and Patents;

(b)             any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)             any and all source code;

(d)           any and all design rights which may be available to Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)            all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Inventory Account Balance” is the aggregate amount of Advances based upon Inventory Placeholder Invoices outstanding at any time.

“Inventory Placeholder Availability Amount” is lesser of (a) Two Million Dollars ($2,000,000.00), (b) twenty five percent (25.0%) of Borrower’s Eligible Inventory and (c) thirty percent (30.0%) of the outstanding amount of all Advances.

“Inventory Placeholder Invoice” is the value of Borrower’s Eligible Inventory.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number, and, with respect to requests for Credit Extensions made pursuant to Sections 2.1.2, 2.1.3 and/or 2.1.4, includes (i) the type of Credit Extension requested and (ii) the requested amount of such Credit Extension.

“IP Agreement” is that certain Intellectual Property Security Agreement between Borrower and Bank dated as of the Effective Date, as amended.

“Key Person” is Borrower’s Chief Executive Officer, who is as of the Effective Date, Andrew Marsh and Borrower’s Chief Financial Officer, who is as of the Effective Date, Gerald Anderson.

 “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank, including, without limitation, as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the SVB Control Agreement, other Control Agreements, the Borrowing Resolutions, any subordination agreements, any note, or notes or guaranties executed by Borrower and/or any Guarantor, and any other present or future agreement between Borrower and/or any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 2.8 of this Agreement.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 of this Agreement during the next succeeding financial reporting period.

“Maturity Date” is 364 days from the Effective Date.

“Minimum Finance Charge” is Four Thousand Dollars ($4,000.00).

                “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Accounts” is defined in Section 6.5(a).

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)           Subordinated Debt;

(d)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness secured by Permitted Liens (other than those liens described in clause (e) of Permitted Liens);

(f)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (but specifically excluding any future Investments in any Subsidiaries unless otherwise permitted hereunder);

(b)           Investments consisting of Cash Equivalents;

(c)           Investments by Borrower in Subsidiaries for the ordinary and necessary current operating expenses of such Subsidiaries in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate in any fiscal year;

(d)           Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate outstanding at any time; and

(e)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and

(d)           leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; and

(e)            Liens on real property and proceeds of the sale thereof incurred in connection with the mortgage of Borrower’s real property located at 968 Albany Shaker Road, Latham, New York 12110;and

(f)            Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the “Prime Rate” as quoted in the Wall Street Journal print edition on such day (or, if such day is not a day on which the Wall Street Journal is published, the immediately preceding day on which the Wall Street Journal was published).

“Quick Assets” is, on any date, Borrower’s unrestricted cash and Cash Equivalents maintained with Bank and/or Bank’s Affiliates, plus net billed accounts receivable that are not outstanding ninety (90) days or more from invoice date.

 “Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

 “SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subject Month” is the month which is two (2) calendar months after any Testing Month.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“SVB Control Agreement” is that certain Securities Account Control Agreement by and among SVB Securities, Penson Financial Services, Inc., Borrower, and Bank of even date herewith.

“Testing Month” is any month with respect to which Bank has tested Borrower’s Adjusted Quick Ratio to determine the Applicable Rate.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

 [Signature page follows.]

IN WITNESS WHEREOF, this Agreement, and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be executed by Borrower in the United States of America.  In addition, this Agreement is being executed as of the Effective Date.

BORROWER

PLUG POWER INC.

By: /s/ Gerald A. Anderson
Name: Gerald A. Anderson
Title: Chief Financial Officer

BANK

SILICON VALLEY BANK

By: /s/ Michael McMahon
Name: Michael McMahon
Title: Vice President

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know‑how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, “Collateral” expressly excludes the real property located at 968 Albany Shaker Road, Latham, New York 12110.

1

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of PLUG POWER INC. (“Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending _____________________________ (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Inventory Placeholder Invoices):

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower,  is not in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading in light of the circumstances in which it was made.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets have been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

With respect to Inventory Placeholder Invoices, Borrower represents and warrants that all of Borrower’s Inventory which is the subject of any Inventory Placeholder Invoice is and will continue to be Eligible Inventory.

Borrower is in compliance with the financial covenant(s) set forth in Section 6.7 of this Agreement.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Financial Covenant

	Required	Actual	Compliance

Adjusted Quick Ratio	>1.50:1.0	____:1.0	Yes No

Applicable Rate Reduction

	Required	Actual	Eligible for Reduction

Adjusted Quick Ratio	>2.0:1.0	____:1.0	Yes No

All other representations and warranties in this Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

PLUG POWER INC.

Signature

Title

Date